Exhibit 10.1

EXECUTION COPY

SEVERANCE AND FIRST AMENDMENT TO AMENDED AND

RESTATED EMPLOYMENT AGREEMENT

THIS SEVERANCE AND FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of March 10, 2006, by and between Vincent Tyra (“Tyra”) and Broder Bros., Co., a Michigan corporation (the “Company”). The Company and Tyra are sometimes collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms not otherwise defined in this Agreement which are defined in the Employment Agreement (as defined below) shall have the meanings set forth therein.

WHEREAS, Tyra and the Company are parties to agreements relating to the employment relationship between Tyra and the Company, the purchase and sale of Company securities and other related matters, including, without limitation, the following agreements: (i) that certain Amended and Restated Employment Agreement, dated as of January 10, 2004 (as amended from time to time in accordance with its terms, the “Employment Agreement”); (ii) that certain Executive Stock Agreement dated as of May 3, 2000; (iii) that certain Amended and Restated Shareholders Agreement dated as of September 22, 2003; (iv) that certain Amended and Restated Registration Agreement dated as of September 22, 2003; (v) that certain Executive Stock Option Agreement dated as of April, 2004; and (vi) that certain Executive Stock Purchase Agreement dated as of September 17, 2004.

WHEREAS, Tyra terminated his employment relationship with the Company and its Subsidiaries effective as of December 31, 2005.

WHEREAS, Tyra desires to sell the Purchased Equity (as defined below) to the Company, and the Company desires to purchase the Purchased Equity on the terms and subject to the conditions set forth herein.

WHEREAS, Tyra and the Company desire to amend the Employment Agreement as provided herein.

WHEREAS, prior to the date hereof, the Bain Group Shareholders (as such term is defined in the Shareholders Agreement) have consented to the transactions set forth herein as required under Section 2 the Shareholders Agreement.

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. Termination of Employment and Consideration.

(a) Termination of Employment Relationship. As of December 31, 2005 (the “Separation Date”), Tyra terminated his employment with the Company without Good Reason. In exchange for Tyra’s execution of this Agreement, including the Release in Section 4 and the Extension of Noncompete Period in Section 6(b) hereof, and Tyra’s continued compliance with the Employment Agreement, as amended hereby, including, without limitation, paragraphs 5, 6 and 7 thereof, the Company agrees to provide Tyra with the Purchase Price and the payments and other benefits set forth in Section 1(b)(i) hereof.

(b) Payments.

(i) Payment for Execution of Release and Amendment to Employment Agreement. Subject to Tyra’s continued compliance with the terms of this Agreement and the Employment Agreement, during the period commencing on March 20, 2006 (the “Effective Date”) and terminating on the thirty-nine month anniversary of the Effective Date (the “Payment Period”), the Company shall pay to Tyra an aggregate amount of $1,750,764.39 in cash (the “Payment”), payable in installments of $44,891.39 commencing on the Effective Date and each of the successive thirty-eight monthly anniversaries thereafter; provided that such Payment shall be subject to reduction in respect of applicable federal, state and local tax withholdings. In addition, the Company shall provide Tyra a waiver of the costs of COBRA continuation coverage for two (2) years from the Effective Date. The Payment and the other benefits provided to Tyra under this Section 1(b)(i) shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its Affiliates. Tyra acknowledges that he understands that the Payment and other benefits provided to him represents consideration for signing this Agreement, including, without limitation, the Release in Section 4 and the Extension of Noncompete Period in Section 6(b) hereof and are not salary, wages or benefits to which Tyra was already entitled.

(ii) Other Payments. Notwithstanding anything to the contrary set forth in the Employment Agreement or otherwise, Tyra agrees that he is not entitled to any other salary, bonus, severance, reimbursement, benefit, payment or expectation of remuneration or other monies from the Company, its Subsidiaries or their Affiliates. For purposes of this Agreement, “Affiliate” of any Person is any other Person controlled by, controlling or under common control with such Person. For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2. Sale and Assignment of the Purchased Equity.

(a) Sale and Assignment. On the terms and subject to the conditions set forth in this Section 2, Tyra hereby sells, assigns and transfers to the Company as of the Effective Date, all right, title and interest in the Purchased Equity (as defined below), and the Company hereby purchases the Purchased Equity for an aggregate price of $1,986,361.60, payable (i) as a credit in the amount of $464,369.05 against sums owed by Tyra to the Company as set forth in Section 2(b)(ii) herein, and (ii) in cash on the Effective Date by wire transfer of immediately available funds (the “Purchase Price”). The Company shall deliver to Tyra the Purchase Price on the Effective Date, Tyra shall deliver to the Company any and all certificates, documents and/or instruments representing the Purchased Equity and the Company will reflect the sale of the Purchased Equity by Tyra to the Company in the Company’s books and records. Tyra acknowledges that he understands that the Company’s purchase of the Purchased Equity and the Purchase Price provided to him represents, in part, consideration for signing this Agreement, including, without limitation, the Release in Section 4 and the Extension of Noncompete Period in Section 6(b) hereof and are not salary, wages or benefits to which Tyra was already entitled.

(b) Representations and Warranties of Tyra to the Company. Tyra hereby represents and warrants to the Company, as of the date hereof and as of the Effective Date, as follows:

(i) Ownership of Interest. Tyra is the legal and beneficial owner of the following: (a) 515,859 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common”); (b) 91,768 shares of the Company’s Class B Common Stock, par value $.01 per share (the “Class B Common”); (c) 36,363 shares of the Company’s Class L Common Stock, Series 1, par value $.01 per share (the “Class L Common, Series 1”); (d) 35,156 shares of the Company’s Class L Common Stock, Series 2, par value $.01 per share (the “Class L Common, Series 2”); (e) 8,900 shares of the Company’s Class L Common Stock, Series 3, par value $.01 per share (the “Class L Common, Series 3”); (f) 8,604 shares of the Company’s Class L Common Stock, Series 4, par value $.01 per share (the “Class L Common, Series 4”) (together with (a), (b), (c), (d), (e) (k) and (l) herein, the “Purchased Equity”); (g) an option to purchase up to 150,000 shares of Class A Common at a purchase price of $3.41 per share (the “Class A Common Option”); (h) an option to purchase up to 444,926 shares of Class B Common at a purchase price of $0.1944 per share (the “Class B Common Option”); (i) an option to purchase up to 47,944.5 shares of Class L Common, Series 3 at a purchase price of $15.75 per share (the “Class L Common, Series 3 Option”); (j) an option to purchase up to 41,717.5 shares of Class L Common, Series 4 at a purchase price of $13.69 per share (the “Class L Common, Series 4 Option”) (together with (g), (h) and (i) above, the “Options”); (k) warrants to purchase up to 4,040 shares of Class L Common, Series 1 at a purchase price of $15.75 per share (the “Class L Common, Series 1 Warrant”); and (l) warrants to purchase up to 989 shares of Class L Common, Series 3 at a purchase price of $15.75 per share (the “Class L Common, Series 3 Warrant”) (together with (k) above, the “Warrants”). Except as otherwise explicitly set forth in this Section 2(b)(i), Tyra does not own any securities, notes, bonds, options, warrants or other instruments convertible into or exchangeable for capital stock of the Company or any Subsidiary of the Company. Tyra will transfer to the Company good and marketable title to the Purchased Equity, free and clear of any and all liens, pledges, encumbrances, charges or claims of any kind whatsoever.

(ii) Promissory Note. On May 3, 2000 and November 15, 2001, Tyra issued Promissory Notes to the Company in the original principal amounts of $363,636.36 and $29,160, respectively (collectively, the “Notes”), and the Notes continue to be valid and binding obligations of Tyra, enforceable against Tyra in accordance with their terms. As of the Effective Date, the aggregate outstanding balance of the Notes is $464,369.05, and such amount, or a portion thereof, may be used to offset in accordance with Section 2(a) and Section 8 hereof.

(iii) Execution and Effect of Agreement. Tyra has the requisite power and authority to enter this Agreement and to carry out the transactions contemplated by this Section 2. This Agreement constitutes a valid and binding obligation of Tyra, enforceable against Tyra in accordance with its terms.

(iv) Valid and Binding; No Breach. The Employment Agreement (as amended hereby) constitutes a valid and binding obligation of Tyra, enforceable against Tyra in accordance with its terms. Since the Separation Date, Tyra has not breached or violated any of the terms of the Employment Agreement. In addition, since the Separation Date, Tyra has not engaged in a Competitive Activity (as such term is amended by this Agreement and defined in the Employment Agreement).

(c) Representations and Warranties of the Company to Tyra. The Company hereby represents and warrants to Tyra, as of the date hereof and as of the Effective Date, that it has the requisite power and authority to enter this Agreement and to carry out the transactions contemplated by this Section 2. The execution and delivery of this Agreement by the undersigned on behalf of the Company and the consummation of the transactions contemplated by this Section 2 by the Company have been duly authorized. Section 2 of this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) Survival of Representations and Warranties. All of the representations and warranties contained in this Section 2, shall survive after the date hereof. Each party agrees to indemnify and hold harmless the other, and their respective directors, officers, employees, agents and Affiliates from and against any losses which are incurred by each such indemnified party as a result of the breach by the first party of any of its representations, warranties or covenants set forth in this Section 2.

3. Cancellation of Options and any Option Shares; Cancellation of Other Equity; Survival of Provisions of Employment Agreement.

(a) Cancellation of Options and any Option Shares. On the Effective Date, Tyra will present, contribute and deliver to the Company for cancellation all certificates and instruments which represent the Options or any Option Shares whether vested or unvested (as such term is defined in the Stock Option Agreement, the “Option Shares”). Tyra hereby acknowledges and agrees that, upon payment of the Purchase Price, (i) the Options and any Option Shares shall automatically be canceled and retired and shall cease to exist, (ii) all of the Company’s obligations with respect to the Options or any Option Shares will have been satisfied, and (iii) the Company will then be released from any and all obligations with respect to the Options or any Option Shares.

(b) Cancellation of Other Equity. Upon consummation of the transactions contemplated herein, any securities, notes, bonds, options, warrants or other instruments convertible into or exchangeable for capital stock of the Company or any subsidiary of the Company then held by Tyra or any of his Affiliates, shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Survival of Provisions of Employment Agreement. The Parties agree and acknowledge that paragraphs 4 through 24 (other than paragraphs 18 and 22) shall survive in full force in accordance with their terms notwithstanding the termination of Tyra’ Employment Period and the amendment of the Employment Agreement.

4. Release by Tyra.

(a) For the consideration received (including, without limitation, the promises, agreements and payments described herein), all as provided for in Sections 1 and 2 of this Agreement, Tyra (for Tyra, Tyra’ heirs, assigns and executors) hereby acknowledges full and complete satisfaction of and fully and forever releases and forever discharges the Company, any of its Affiliates, and its and their directors, officers, agents, shareholders and employees from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the Effective Date, (“Claims”) of any kind, which relate in any way to Tyra’s employment with the Company or the termination of that employment, except those arising out of (i) the performance of this Agreement or the surviving terms of the Employment Agreement, (ii) Tyra’ right to any indemnification by the Company pursuant to its articles of incorporation and bylaws, or (iii) Tyra’ rights to coverage under the Company’s directors’ and officers’ insurance policy. Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended.

(b) In signing this Release Tyra acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Tyra expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Tyra acknowledges and agrees that this waiver is an essential and material term of this Agreement and without such waiver the Company would not have provided the Payment, the Purchase Price or the other benefits described in Sections 1 and 2. Tyra further agrees that in the event he brings his own Claim in which he seeks damages against the Company, or in the event he seeks to recover against the Company in any Claim brought by a governmental agency on his behalf, this release shall serve as a complete defense to such Claims.

(c) By signing this Agreement, Tyra acknowledges that he:

(i) has been given twenty-one days after receipt of this Agreement within which to consider it;

(ii) has carefully read and fully understand all of the provisions of this Agreement;

(iii) knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

(iv) knowingly and voluntarily agrees to be legally bound by this Agreement;

(v) has been advised and encouraged in writing (via this Agreement) to consult with an attorney and an attorney tax advisor prior to signing this Agreement;

(vi) understands that this Agreement, including the Release, shall not become effective and enforceable until the eighth day following execution of this Agreement, and that at any time prior to the effective day he can revoke this Agreement.

5. Release by the Company.

(a) The Company releases and forever discharges Tyra from any and all Claims which relate in any way to his employment with the Company or the termination of that employment; which were Known to the Company prior to the Effective Date. For purposes of this paragraph, “Known to the Company” means the actual knowledge of the members of the Company’s Board of Directors and the Company’s three most highly paid executive officers other than Tyra.

(b) In signing this Release the Company acknowledges that the Company intends that this Release shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Company expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Company acknowledges and agrees that this waiver is an essential and material term of this Agreement and without such waiver Tyra would not have entered into this Agreement. The Company further agrees that in the event the Company brings its own Claim in which the Company seeks damages against Tyra, or in the event the Company seeks to recover against Tyra in any Claim brought by a governmental agency on the Company’s behalf, this release shall serve as a complete defense to such Claims.

6. Additional Agreements; Extension of Noncompete Period.

(a) Additional Agreements.

(i) Tyra agrees to keep all confidential and proprietary information about the past or present business affairs of the Company confidential unless a prior written release from the Company is obtained, except for any disclosure required by law.

(ii) Tyra further agrees that as of the date hereof, he has returned to the Company any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

(b) Amendment of Employment Agreement. In connection with Tyra’s receipt of consideration hereunder, including the Payment, Tyra acknowledges and agrees that (i) the Noncompete Period (as such term is defined in the Employment Agreement prior to the date hereof) shall be extended for an additional twenty-four months, for a total of forty-two months after the Separation Date, and (ii) in addition to the current restrictions set forth in Employment Agreement, Tyra shall be prohibited from directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any of the following entities: Gildan Activewear, Inc., Russell Corporation, Anvil Holdings Inc., Fruit of the Loom, Inc., and the Branded Apparel businesses of Sara Lee Corporation. To effectuate the foregoing, the parties hereto agree and acknowledge that as of the Effective Date, the Employment Agreement shall be amended such that paragraph 7(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries and Affiliates (including its predecessors) he has and shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries and Affiliates, and, therefore, Executive agrees that, during the Employment Period and for forty-two months thereafter (the ‘Noncompete Period’), he shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in (i) any business or enterprise within North America which sells and distributes, on a wholesale basis, imprintable sportswear or accessories or (ii) any of the following entities: Gildan Activewear, Inc., Russell Corporation, Anvil Holdings Inc., Fruit of the Loom, Inc., and the Branded Apparel businesses of Sara Lee Corporation (any of the foregoing, a ‘Competitive Activity’), except that the provision set forth in paragraph 7(a)(i) herein shall not apply to activities performed in connection with the manufacturing or retailing of imprintable sportswear or accessories. For purposes of this Agreement, ‘participate’ includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange. Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information of the Company and its Subsidiaries.”

7. Confidentiality of this Agreement.

(a) The contents of this Agreement, including but not limited to its financial terms, are strictly confidential. By signing this agreement Tyra agrees and represents that he will maintain the confidential nature of the agreement, except (i) for disclosures to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (ii) as otherwise required by law, in which case Tyra shall notify the Company in writing in advance of disclosure; and (iii) as necessary to enforce this Agreement.

(b) The Company agrees that it will keep the contents of this Agreement confidential, except (i) for disclosures to its executive staff and governing body, as necessary or appropriate, and to its outside counsel and auditors; (ii) as otherwise required by law; and (iii) as necessary to enforce this Agreement.

8. No Transfer or Assignment; Right to Offset. Except as set forth in this Section 8, the Parties agree that no interest or right Tyra has or any of his beneficiaries has to receive payment or to receive benefits under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law. Nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against Tyra or his beneficiary, including for alimony, except to the extent required by law or as otherwise set forth in Section 2(a) and this Section 8. Whenever the Company is to pay any sum to Tyra, any amount Tyra owes to the Company, including any amount due in connection with the Notes, or any amount the Company owes to a third party on behalf of Tyra (other than the payment set forth in Section 12 hereof) or in connection with Tyra’s former employment with the Company, including federal, state or local withholding taxes, may be deducted from that sum before payment.

9. No Admissions. This Agreement shall not be construed as an admission of any wrongdoing by any of the Parties or any of their directors, officers, agents or employees.

10. No Other Agreement. Except as otherwise provided herein, including, without limitation, Section 3(c) hereof, this Agreement contains the entire agreement between the Parties with regard to the subject matter hereof. No part of this Agreement may be changed except in writing, executed by Tyra and the Company.

11. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Michigan. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

12. Fees and Expenses. Within 15 business days of presentation of proper invoices, the Company shall pay up to, but not in excess of, $3,000 for reasonable legal fees and expenses due to Jaffe Raitt Heuer & Weiss, P.C. in connection with the cessation of Tyra’s employment with the Company and the documentation of this Agreement. Jaffe Raitt Heuer & Weiss, P.C. is an intended third party beneficiary of this Section 12.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BRODER BROS., CO.

By:	/s/ David J. Hollister
Its:	Chief Financial Officer

/s/ Vincent Tyra
VINCENT TYRA